Exhibit 10.1

ASSEMBLY BIOSCIENCES, INC.

2018 DISCRETIONARY BONUS PLAN

Overview

The 2018 Discretionary Bonus Plan (the “Plan”) of Assembly Biosciences, Inc. (the “Company”) is effective as of January 1, 2018 (the “Effective Date”). The Plan is designed to motivate, retain and reward Company employees through a combination of corporate and individual performance-based incentive compensation components from the Effective Date through December 31, 2018 (the “Performance Period”). Individuals employed by the Company during the Performance Period who are designated for participation by the Chief Executive Officer and who remain employed by the Company through the Payment Date (as defined below) (each a “Participant”) shall be eligible to earn a bonus under the Plan. The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Any and all payments under this Plan will be subject to the business and financial condition of the Company. Any decisions made in good faith by the Committee shall be final and binding on all Participants.

The Plan is designed to award a cash bonus payment (each a “Cash Bonus”) for performance during the Performance Period to Participants based in part on the level of achievement (1) by the Company of certain Company-wide objectives (the “Corporate Objectives”) and (2) by the Participant of certain individual performance objectives, which may include certain department, group and/or team objectives applicable to such Participant (the “Individual Objectives”).

Plan Objectives

The Plan is intended to encourage and reward the following:

•	the achievement of Corporate Objectives,

•	the achievement of Individual Objectives, and

•	recognition of individual contributions and effort.

The Company hopes that by providing competitive short-term incentive compensation, the Company will motivate and increase the retention rate among its employees which, in turn, will enhance the Company’s long-term value.

Determination of Plan Objectives

The Corporate Objectives shall be approved by the Board of Directors. Each Corporate Objective category shall be assigned a relative weighting from the Board of Directors, reflecting its importance to the achievement of the Company’s key results during the Performance Period; provided, however, the Board of Directors may adjust the weighting of the Corporate Objectives, modify the Corporate Objectives or add new Corporate Objectives based on unanticipated events in its sole discretion at any time.

The Individual Objectives shall be set as follows:

•	For the Chief Executive Officer, the Individual Objectives shall be set by the Committee;

•	For Participants who are executive officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), other than the Chief Executive Officer (collectively, the “Executive Participants”), the Individual Objectives shall be set by the Committee based upon recommendations made by the Chief Executive Officer; and

•	For non-Executive Participants (collectively, the “Non-Executive Participants”), the Individual Objectives shall be set by each Participant’s immediate supervisor, with input from team leaders, group and department heads and others, as appropriate.

Plan Bonus Targets

Under the Plan, each Participant is eligible to earn a Cash Bonus in an amount up to a specified percentage of his or her annual base salary that is earned in 2018 (pro-rated for number of days employed), with such percentage based in part upon the position such Participant holds with the Company (the “Bonus Target”). Under the Plan, the Bonus Targets range from 25% to 50% of a Participant’s 2018 base salary for Vice President level employees and above and up to 25% of a Participant’s 2018 base salary for other Participants.

Determination of Cash Bonus Payments

The Company will determine the achievement of Corporate Objectives and Individual Objectives shortly after the end of the Performance Period, as follows:

Determination of Level of Achievement of Corporate Objectives

The Committee shall determine, after receiving and considering analysis and recommendations from management, the degree to which the Corporate Objectives have been met, expressed as a percentage of Corporate Objectives achieved, taking into consideration the weighting assigned to each Corporate Objective. Based on the percentage of Corporate Objectives achieved, the Committee will then determine the final aggregate bonus pool under the Plan for all Participants (the “Bonus Pool”).

Adjustment of Bonus Targets based on Level of Achievement of Corporate Objectives

Bonus Target levels for Participants will be adjusted based on the level of achievement of Corporate Objectives as determined by the Committee. For example, if the Committee determines that only 80% of the Plan’s Corporate Objectives are achieved, each Participant’s Bonus Target will be decreased by 20% (in other words, a Participant with a 10% Bonus Target will have that Bonus Target reduced to 8%, or 80% of 10%). The Committee also has the right, in its sole discretion, to adjust the Bonus Target level for Participants upward beyond 100% in the event of over-achievement of the Corporate Objectives as determined by the Committee. Such adjusted Bonus Targets are referred to as the “Adjusted Bonus Targets.”

Determination of Bonus Payments for Individual Participants

The actual Cash Bonus earned by a Participant is based on the Participant’s (i) level of contribution to the achievement of the Corporate Objectives; (ii) level of achievement by the Participant against his or her Individual Objectives and (iii) Adjusted Bonus Target (or, if the Bonus Target was not adjusted, the original Bonus Target). There is no set formula for determining the amount of Cash Bonus earned based on the achievement of Individual Objectives or Corporate Objectives. Rather, the Committee shall exercise its discretion in determining the amount of Cash Bonus actually earned for the Chief Executive Officer, Executive Participants, and the amount of the Bonus Pool for Non-Executive Participants, which determination will be final and binding. In making its determination, the Committee shall consider the following:

•	For the Chief Executive Officer, the Committee’s own evaluation of his achievements;

•	For Executive Participants, the recommendations made by the Chief Executive Officer; and

•	For Non-Executive Participants, the recommendations made by members of the Executive Committee with input from team leaders, group and department heads and supervisors, as appropriate.

In determining the actual Cash Bonus earned, the Committee may also take into account the achievement of publicly announced targets, clinical milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Timing of Cash Payments Under the Plan

Payment of Cash Bonuses under the Plan is expected to occur in the first quarter of 2019 following the conclusion of the Performance Period on such date as determined by the Committee in its sole discretion but no later than March 15th (the “Payment Date”). A Participant must remain employed by the Company through the Payment Date in order to earn any Cash Bonus. In the event that a Participant terminates employment or service with the Company for any reason prior to the Payment Date, the Participant will forfeit his or her right to any Cash Bonus. In no event will the Payment Date occur later than the date that is the 15th day of the third calendar month of the year following the year in which the Cash Bonus is deemed to be earned, as the Plan is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be interpreted and administered in compliance therewith to the greatest extent possible.

Notwithstanding the foregoing, if the Committee determines, after receiving and considering analysis and recommendations from management, that one or more Corporate Objectives have been met by June 30th of the Performance Period, the Committee, in its sole discretion, may authorize the advance payment of a portion of the Cash Bonus attributable to such Corporate Objective (the “Advanced Bonus Payment”). The allocation of the Advanced Bonus Payment shall be distributed among all Participants in a manner substantially consistent with the process provided above. The final payout of the Cash Bonuses paid on the Payment Date shall take into account any Advanced Bonus Payment, unless the Board of Directors revises the Corporate Objectives to add new Corporate Objectives in lieu of the previously achieved Corporate Objectives for which Advance Bonus Payments have or will be made.

Miscellaneous Provisions

Participation in the Plan shall not alter in any way the at-will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Plan shall be construed to be a guarantee that any Participant will receive all or part of a Cash Bonus or to imply a contract between the Company and any Participant.

This Plan supersedes and replaces all prior cash incentive and bonus plans of the Company, other than any applicable change of control payment plans and severance plans (for both Executive Participants and Non-Executive Participants). The Committee may amend or terminate this Plan at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice. Further, the Board of Directors or Committee may modify the Corporate Objectives, the Individual Objectives, the Bonus Targets and/or the weighting of the Corporate Objectives at any time.

Any Cash Bonuses paid hereunder shall be subject to any clawback policy adopted by the Company from time to time or as is otherwise required by applicable law, and, in accordance with any such clawback policy, may be subject to the requirement that the Cash Bonus be repaid to the Company after it has been distributed to the Participant.

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Plan shall be interpreted in accordance with Indiana law without reference to conflicts of law principles.